Exhibit 10.2

AMENDMENT NO. 2
TO THE AARP LICENSE AGREEMENT

This Amendment No. 2 to the AARP License Agreement (“Amendment No. 2”) is entered into by and between AARP, Inc. (“AARP”) and HearUSA, Inc. (“HUSA”) as of the 11th day of August, 2009. (AARP and HUSA are referred to herein as each a “Party” and collectively, the “Parties.”)

WHEREAS, the Parties along with AARP Services, Inc. (“ASI”) entered into the Hearing Care Program Services Agreement, effective August 8, 2008, pursuant to which HUSA is to provide or arrange to provide through HUSA’s network of hearing care providers an AARP-branded discount hearing program (the “Program”) for the benefit of AARP Members (the “Services Agreement”); and

WHEREAS, in connection with the Services Agreement, the Parties and ASI entered into the AARP License Agreement, effective August 8, 2008 (the “License Agreement”), pursuant to which AARP granted to HUSA a license to use certain of AARP’s intellectual property in connection with the Program and HUSA agreed to make certain payments to AARP in consideration of that license; and

WHEREAS, on December 22, 2008, the Parties amended the License Agreement, pursuant to Amendment No. I to the AARP License Agreement (“Amendment No. 1”), in order to delete Section 4 (“Royalty”) of the License Agreement and undertook to negotiate a revised royalty compensation structure mutually agreeable to the Parties; and

WHEREAS, the Parties now desire to further amend the License Agreement in order to reflect the mutually agreeable changes to the royalty compensation structure of the License Agreement (as amended pursuant to Amendment No. I and this Amendment No. 2, the “Amended License Agreement”); and

WHEREAS, contemporaneously with the execution of this Amendment No. 2, the Parties and ASI are executing Amendment No. 1 to the Services Agreement to effectuate certain other changes to the Parties’ relationship and the Program (the “Amended Services Agreement”).

NOW THEREFORE, in consideration of the mutual covenants and agreements of the Parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree to further amend the License Agreement as follows:

1.	A new Section 4 is added to the License Agreement as follows:

4.	Royalty.

4.1	Except as otherwise provided in this Section 4, HUSA shall pay to AARP for the license to HUSA of the AARP Intellectual Property hereunder, a royalty on each hearing aid sold by or through HUSA to a Member pursuant to the Program (each such hearing aid being referred to herein as a “Program Unit”) as follows:

Sales during calendar 2009: $50 per Unit

Sales during calendar 2010: $50 per Unit

Sales during calendar year 2011: $55 per Unit; and

Sales during calendar year 2012 until termination of the License Agreement: $60.00

4.2	Notwithstanding Section 4.1, if, at the end of any calendar year, HUSA has failed to meet the Program Roll Out requirements set forth in Section 3.3 of the Amended Services Agreement for that year, HUSA shall pay to AARP a royalty on each Program Unit sold during each subsequent calendar quarter that HUSA has not met the requirement for the preceding Roll Out year(s) as follows:

Sales during calendar 2010: $55 per Unit

Sales during calendar year 2011: $60 per Unit; and

Sales during calendar year 2012 until termination of the License Agreement: $65.00

4.3	The Parties acknowledge that certain states laws and regulations applicable to the Program may require the Parties to modify the royalty structure of their relationship and the details of the Program in such states to ensure compliance with those laws. Accordingly, the Parties agree that, to the extent that a unit-based royalty arrangement for the Program is inconsistent with applicable law in any given state, the Parties will establish a fixed fee for the license of the Intellectual Property from AARP to HUSA under this Amended License Agreement for HUSA’s Program activities in that state. In the event the Parties are unable to reach agreement on whether a unit-based royalty or a fixed fee payment is required in a particular state, AARP shall have the right, in its sole discretion, to elect payment in a fixed fee prior to the Program being made available in the state in question by HUSA. With respect to any fixed fee royalty arrangement for a particular state, such fixed fee shall be payable on a quarterly basis commencing six months from the date HUSA begins offering the Program in such state.

4.4	Further to the considerations set forth in Section 4.3, above, the Parties hereby agree to a fixed fee royalty relating to the Program in the state of Florida of $29,948 per month through June 30, 2010. For periods after June 30, 2010, the Parties shall mutually agree in writing to the amount of such fixed fee.

4.5	Royalty payments, whether unit-based royalties or fixed fee royalties, shall be made on a quarterly basis within ten (10) calendar days of the end of each quarter for such quarter or pro-rata portion thereof. With respect to unit-based royalties, the Parties agree that within 30 days of the end of each calendar year, they will true-up actual Unit sales as against unit-based royalties paid. Payment instructions for all royalties are set forth in Exhibit B.

4.6	Additional royalty may be payable per Section 6.2 and that additional royalty shall not be offset by royalty fees paid under this Section 4.

2.	Section 6.1 (“Term”) is deleted and replaced with the following:

6.1	Term. The term of this License Agreement shall begin on the Effective Date and shall expire at 12:00 midnight, Eastern Time on August 31, 2012, unless this Agreement is terminated earlier in accordance with its terms (the “Term”). This Agreement shall automatically terminate upon termination or expiration of the Amended Services Agreement.

3.	Section 6.2 (“Termination”) is deleted and replaced with the following:

6.2	Termination.

(a) Material Breach. AARP shall have the right to terminate this Agreement upon written notice to HUSA if HUSA has breached any of its material obligations (including those identified specifically in subparagraph (b) below) under this Agreement or the Amended Services Agreement, which breach has not been cured within sixty (60) days after written notice to HUSA of the breach; provided that in the event AARP reasonably determines that HUSA is using its reasonable best efforts to cure the breach, then HUSA shall be entitled to an additional sixty (60) days within which to effectuate that cure. If any material breach of this Agreement or the Amended Services Agreement by HUSA has not been cured within the applicable cure period (or extension, as the case may be), this Agreement shall terminate, effective at the conclusion of the last day of the cure period or the day on which HUSA receives written notice of termination from AARP, whichever is later.

(b) Identified Material Obligations. HUSA’s material obligations include, but are not limited to

(i) making the Program available as described in Section 3.3 of the Amended Services Agreement,

(ii) making the annual marketing budget expenditures as required under Section 3.12 of the Amended Services Agreement, including allocation of 9.25% of those marketing expenses to the AARP General Program as required under Section 3.14 of the Amended Services Agreement, and

(iii) making royalty payments as required under this Agreement.

(c) Additional Royalty in Event of Uncured Breach of Identified Material Obligations or Early Termination by HUSA. In the event AARP terminates this Agreement by reason of an uncured breach of HUSA’s material obligations specified in subparagraph (b)(i)-(iii) of this Section 6.2, or in the event HUSA terminates this Agreement or the Amended Services Agreement prior to the expiration of the Term, HUSA shall pay to AARP an additional royalty fee for use of the licensed Intellectual Property during the time period leading up to the termination as follows: $3 million if termination occurs before August 31, 2010; $2 million if termination occurs between September 1, 2010 and August 31, 2011; and $1 million if termination occurs between September 1, 2011 and August 31,2012.

(d) Letter of Credit. HUSA shall provide AARP an irrevocable standby letter of credit from Wells Fargo naming AARP as the beneficiary in order to ensure payment of the additional royalty provided for in Section 6.2(c) within ten (10) business days of the execution of this Amended License Agreement. The terms and conditions of the letter of credit shall be subject to AARP’s review and approval. Failure to provide such a letter of credit in accordance with this Section 6.2(d) will be grounds for immediate termination of this Amended License Agreement and the Amended Services Agreement.

3.	Except for the above modifications, all other terms and conditions of the License Agreement shall remain in full force and effect.

[signatures appear on the following page]

IN WITNESS WHEREOF, AARP and HUSA have caused this Amendment to be executed by their duly authorized representatives as Amendment No. 2 to the License Agreement.

AARP

By:
Name:
Title:

HearUSA, Inc.

By:
Name:
Title:

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